EXHIBIT 99.1

June 7, 2010

To Our Shareholders,

As we approach the mid-point of 2010, I wanted to take the opportunity to provide an update on our activities and progress - beyond our quarterly filings and periodic press releases. Let me say at the outset that the vision for Opexa remains the same – to bring to market what we believe is one of the most promising treatments for Multiple Sclerosis (MS). We are driven by the hopes and desires of MS patients, some of whom have participated in our clinical studies for Tovaxin®, our lead therapy in development for MS. Their personal stories provide important motivation for us in many of our endeavors.

Although we completed our Phase 2b clinical study for Tovaxin in September 2008, a great deal of time and effort has subsequently gone into understanding and analyzing the data from that study, evaluating the appropriate next clinical steps for Tovaxin, and attempting to position ourselves to be able to execute on a defined plan.

In 2009 we focused on sustaining the Company through a difficult economic climate and evaluating the comprehensive results from the Phase 2b TERMS trial. We had made the decision to reduce our employee headcount at the end of 2008 from approximately 45 to 9 individuals in order to conserve cash and extend our operating runway. We believe the outcome of a determined effort by this core group of individuals saw our position and prospects improve substantially by the end of 2009.

In order to advance the Tovaxin program, two assets were essential: (i) a stronger balance sheet, toward which we have taken significant steps through the sale of our preclinical stem cell assets to Novartis for an upfront payment of $3 million in August 2009 and the $5.1 million raised through a registered direct offering in December 2009; and (ii) a world class management team. With respect to the latter, in the past several months we hired a highly qualified Senior VP of Clinical Development and Regulatory Affairs as well as an experienced VP of Scientific Development. The ability to recruit such strong and experienced individuals is, we believe, a testament to the potential of the technology and a recognition of the substantial unmet medical need in MS. Since the end of first quarter of this year, we have been moving forward on a number of critical path activities, including refining our clinical study options for Tovaxin, advancing our regulatory and manufacturing preparations and continuing to systematically execute on our objectives. Additionally, our diligence in the execution of our patent strategy has resulted in the issuing of key patents and the overall strengthening of the Tovaxin intellectual property portfolio, which is a critical component of the program.

With these important fundamentals in place, we remain focused on being able to initiate the next clinical study with Tovaxin. Prior to this, however, several objectives must be met. Importantly, the safety and efficacy data for Tovaxin need to be robust enough to justify an investment of the substantial additional capital that such development will require. Accordingly, we have undertaken multiple and lengthy analyses of the data from the Phase 2b clinical study completed in September 2008 as a basis for providing us and others the requisite confidence in Tovaxin’s underlying promise. We believe that the results of these analyses have yielded comprehensive and encouraging results that justify the continued development of Tovaxin and we are strengthened in our conviction about the potential Tovaxin offers to MS patients. Having confidence now in this robust data set, other critical elements needed prior to initiating the next clinical study are i) defining a logical clinical development path, ii) obtaining regulatory support from the appropriate health authorities (FDA in the United States, EMEA in Europe), and iii) securing the required capital to conduct the clinical trial.

We are refining the clinical development path for Tovaxin and are developing protocol synopses for what we believe are appropriate clinical trial options. Recognizing the need to meet with and obtain input from the FDA prior to initiating any clinical trial, we are preparing for such a meeting with the agency later this year. To facilitate these discussions, we will need to complete several supporting experiments and manufacturing support studies, which we are currently undertaking. The assembly and organization of a substantial amount of data and documentation are required in advance of such a meeting. Consequently, the hiring of our VP of Scientific Development last month has been vital in this regard and we are pleased with the progress we are already showing in this area. Input from these regulatory discussions will provide us with the necessary guidance prior to the next clinical study initiation. As the risk:benefit balance is clearly becoming of greater importance among the regulatory authorities we believe that, based on the data generated to date, Tovaxin is well positioned in this regard.

Also influencing the start date and clinical study design option is the feedback we have been obtaining and will continue to gather from our ongoing discussions with potential partners. As you can appreciate, it is difficult to put a timeline on these activities, including partnering discussions. Drug development requires time, patience and the ability for multiple moving parts to align in support of each other. As noted above, we do expect to complete certain manufacturing and R&D support studies and to meet with the FDA to review manufacturing and clinical trial plans related to Tovaxin in the next six months.

With our existing funds and at our current burn rate, we believe we are sufficiently funded to execute our business plan (not including conducting a clinical trial) beyond 2010. We have recently announced our intention to prepay the convertible notes issued in the spring of 2009 as part of a bridge financing.  We believe this to be an appropriate step at this time as it will remove the related lien on Opexa’s intellectual property and will result in the partial or complete conversion of such debt into equity on the terms originally contemplated. Repaying this now, in 2010, instead of in 2011 as originally anticipated, will also save us a year of interest payments. Recently, a continuous offering [or At-The-Market (ATM)] program was put in place as a low cost financing tool to have at our disposal should an attractive opportunity present itself. We are not looking to use the ATM to sell stock into the market at this time, and, to date, no stock has been sold into the market under the ATM. Our current intention would be to use this vehicle opportunistically and only if doing so was, from our perspective, in the best long-term interests of the Company. This kind of a financing program is, we believe, something that a growing number of companies are now proactively putting in their financing tool chests.

In conclusion, we have been deliberate in taking steps to build a necessary foundation to enable us to systematically execute on our plan – that being the further development of Tovaxin. We continue to believe in Tovaxin as a potential breakthrough therapy for MS patients and we are working hard in our efforts to move the program forward.

We appreciate your support, and, on behalf of all of us at Opexa Therapeutics, we look forward to your continued support and to reporting to you on the further progress of our programs.

Sincerely,

Neil K. Warma

President and Chief Executive Officer

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is a personalized cellular immunotherapy treatment that is in clinical development for multiple sclerosis (MS). Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

Opexa completed its 150 patient Tovaxin for Early Relapsing Multiple Sclerosis (TERMS) Phase 2b clinical study in late 2008 which was one of the first clinical studies investigating an autologous T-cell therapy in MS patients. Data from this clinical study show evidence that Relapsing Remitting MS (RRMS) patients treated with Tovaxin saw overall clinical, MRI, and immunological benefits over the placebo group, including statistical significance for decrease in the Annualized Relapse Rate (ARR), improvement in disability score (EDSS), and improvement in quality of life measures (MSQLI), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

Except for historical information, the matters addressed in this letter, including statements regarding our anticipated future activities in drug development (including potential partnering arrangements) for our lead drug candidate Tovaxin, plans and expected timelines for advancing Tovaxin through clinical development, the potential therapeutic and commercial value of Tovaxin, including as to attributes (such as safety and efficacy) and indications (such as the treatment of Multiple Sclerosis, including for various segments of that patient population), and our anticipated cash burn and requirements, contain predictions, estimates and other forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks associated with the following:  our ability to enter into and benefit from partnering arrangements for Tovaxin on reasonably satisfactory terms (if at all); our dependence (if partnered) on the resources and abilities of any partner for the further development of Tovaxin; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses and our ability to raise additional capital to continue development activities; unanticipated delays, greater than expected expenses, and economic factors; the success of clinical trials for Tovaxin; our ability to develop and commercialize a marketable product; our ability to obtain required regulatory approvals and to comply with regulations of the FDA and others; our ability to obtain, maintain and protect intellectual property rights (including for Tovaxin) and the risk of litigation regarding our intellectual property rights; our limited manufacturing capabilities and our dependence on third-party manufacturers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in our filings with the Securities and Exchange Commission (including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2009).  We disclaim any intent or obligation to update these forward-looking statements.

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